Exhibit 99.1

MARTIN MIDSTREAM PARTNERS L.P.
TO PAY QUARTERLY DISTRIBUTION ON
February 13, 2004

     KILGORE, Texas, January 19, 2004 /PRNewswire-FirstCall via COMTEX/ — Martin Midstream Partners L.P. (NASDAQ: MMLP) announced today that it has declared a cash distribution of $0.525 per unit, payable on February 13, 2004 to common and subordinated unitholders of record as of the close of business on January 30, 2004. This distribution reflects an increase of $0.025 per unit over the quarterly distributions previously paid by MMLP and is based on the current operating performance of, and the current general economic, industry and market conditions impacting MMLP.

About Martin Midstream Partners

     Martin Midstream Partners provides marine transportation, terminalling, distribution and midstream logistical services for producers and suppliers of hydrocarbon products and by-products, lubricants and other liquids. The Company also manufactures and markets sulfur-based fertilizers and related products and owns an unconsolidated non-controlling 49.5% limited partnership interest in CF Martin Sulphur L.P., which operates a sulfur storage and transportation business. MMLP operates primarily in the Gulf Coast region of the United States.

     Additional information concerning the Company is available on its website at http://www.martinmidstream.com.

Forward-Looking Statements

     Statements about Martin Midstream Partners’ outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside its control, which could cause actual results to differ materially from such statements. While MMLP believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. These factors include, but are not limited to: adverse weather conditions; reliance on MMLP’s unconsolidated non-controlling interest in CF Martin Sulphur L.P.; the incurrence of material liabilities that are not fully covered by insurance; the price volatility and the supply availability of hydrocarbon products and by-products; restrictions in its debt agreements; the prospects for and its ability to make future acquisitions, including the ability to integrate completed acquisitions; the performance of recently acquired businesses; the seasonality of its business; the competition in the industry; changes in regulations on the federal, state and local level that are applicable to its business; the cost of attracting and retaining highly skilled personnel; the loss of significant commercial relationships with Martin Resource Management Corporation (“MRMC”), the owner of MMLP’s general partner; interruption in operations at its facilities; federal regulations applicable to its marine vessels and regulations affecting the domestic tank vessel industry; cost reimbursements it is required to pay to MRMC; conflicts of interest and competition with MRMC; the decisions made by and the control of its general partner; and a decision by the IRS to tax MMLP as a corporation. A discussion of these factors, including risks and uncertainties, is set forth in the Company’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. Martin Midstream Partners disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future event, or otherwise.

Contact: Robert D. Bondurant, Executive Vice President and Chief Financial Officer of MMLP’s general partner, Martin Midstream GP LLC, at (903) 983-6200.